UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SNYDER’S-LANCE, INC.

(Name of Registrant as Specified In Its Charter)

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Commencing April 15, 2011, Snyder’s-Lance, Inc. furnished the following script tocertain employees for the purpose of discussing the election of directors with certain stockholders.
Script for Calls Regarding ISS Voting Recommendations
Hello Stockholder,
We are calling to discuss some of the proxy advisory reports that you may have seen regarding the election of directors at our upcoming stockholders meeting. In particular, we want to discuss our disagreement with ISS’s “withhold” recommendations for two of our director nominees—Peter Carlucci and Patricia Warehime.
ISS’s recommendations are based on its conclusions that Peter Carlucci and John Denton, another member of our board who is not up for reelection this year, are not “independent” under the standards used by ISS. As a result, ISS has suggested that our board does not consist of a majority of independent directors and that we have non-independent directors serving on our compensation and nominating committees.
With respect to Peter Carlucci, ISS has asserted that he is not independent because he is a partner with the law firm of Eckert, Seamans, Cherin and Mellot, LLC, which received approximately $1.2 million in legal services from Snyder’s of Hanover, Inc. in 2010. ISS also noted that Mr. Carlucci’s son is an employee of one of our subsidiaries. As disclosed in our proxy statement, our board of directors has reviewed both of these relationships and does not believe that they impair Mr. Carlucci’s ability to exercise impartial judgment or his independence under Nasdaq listing standards. The fees paid to Eckert Seamans’s were less than 1% of the firm’s consolidated gross revenues for 2010, and, while Mr. Carlucci’s son does receive compensation solely for his employment with us, he is not an executive officer of our company.
With respect to Mr. Denton, ISS has asserted that he is not independent because he is a former CEO of Snyder’s of Hanover, Inc., which became a wholly-owned subsidiary of our company in December 2010. Our understanding, however, is that Mr. Denton’s service as a former CEO of an acquired company should not have disqualified him as an independent director under ISS’s 2011 standards if the service occurred more than five years ago. Consequently, we believe that ISS’s analysis is incorrect because Mr. Denton has not served as CEO of Snyder’s since 2000, over 10 years ago. In addition, our board of directors has determined, as disclosed in our proxy statement, that Mr. Denton is capable of exercising impartial judgment and is independent under Nasdaq listing standards.
For the reasons discussed above, (1) we strongly disagree with any assertion that Mr. Carlucci and Mr. Denton are not independent directors capable of exercising impartial judgment in carrying out their responsibilities as directors of our company, and we (2) continue to believe, under applicable Nasdaq listing standards, that our board of directors consists of a majority of independent directors and our key committees consist solely of independent directors. Consequently, we are urging our stockholders to vote “for” each of the director candidates listed in our proxy statement.